Exhibit 99.1
News Release www.nortel-canada.com
FOR IMMEDIATE RELEASE: For more information: Media Relations MediaRelations@nortel-canada.com	October 3, 2012

Nortel Announces Expanded Powers of Monitor under CCAA

Boards of Directors and Executive Officers Resign

TORONTO—Nortel* Networks Corporation (NNC) [OTC: NRTLQ] announced today that Ernst & Young Inc., the court-appointed monitor (Monitor) in Nortel’s creditor protection proceedings under the Companies’ Creditors Arrangement Act (CCAA), obtained an order from the Ontario Superior Court of Justice (Order) further extending the Monitor’s powers by authorizing and empowering (but not obligating) the Monitor to exercise any powers which may be properly exercised by a board of directors of NNC, its principal operating subsidiary Nortel Networks Limited and its other Canadian subsidiaries that filed for creditor protection under the CCAA (Applicants).

This follows Nortel’s announcement on August 9, 2012 that the Monitor, after taking into account several factors arising from the advanced stage of the CCAA proceedings, had determined the expense and resources required to comply with NNC and NNL’s quarterly and annual public reporting requirements could no longer be justified from the standpoint of the best interest of their creditors. Consequently, NNC and NNL will discontinue preparing and filing quarterly and annual financial statements and all other periodic disclosure documents under applicable Canadian and U.S. securities laws effective as of the filing deadlines for their third quarter reporting obligations, being November 14, 2012 in the United States and November 29, 2012 in Canada.

As indicated in the August 9, 2012 announcement, the Boards of Directors and executive officers including the Chief Financial Officer of NNC, NNL and the other Applicants have resigned effective today, upon the issuance of the Order. Two of these former executive officers will continue as employees of NNL and pursuant to the Order are designated authorized representatives of each of the Applicants to act on behalf of the Applicants for the continued day-to-day operation of the Applicants, solely as the Monitor may direct. The principal remaining activities include completion of the creditor claims processes, resolution of the sale proceeds allocation dispute and approval and implementation of a plan of arrangement.

About Nortel

For more information, visit Nortel on the Web at www.nortel-canada.com.

Certain statements in this press release may contain words such as “could”, “expects”, “may”, “should”, “will”, “anticipates”, “believes”, “intends”, “estimates”, “targets”, “plans”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. Nortel’s assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from the expectations set out herein.

Actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following: (i) risks and uncertainties relating to the Creditor Protection Proceedings including: (a) risks associated with Nortel’s ability to: obtain required approvals and successfully consummate remaining divestitures; successfully conclude ongoing discussions for the sale of Nortel’s remaining assets; develop, obtain required approvals for, and implement a court approved plan; allocation of the sale proceeds of our businesses and assets among the various Nortel entities participating in these sales may take considerable time to resolve; resolve ongoing issues with creditors and other third parties whose interests may differ from Nortel’s; maintain adequate cash on hand in each of its jurisdictions to fund remaining work within the jurisdiction during the Creditor Protection Proceedings; obtain any further required approvals from the Canadian Monitor, the U.K. Administrators, the U.S. Principal Officer, the U.S. Creditors’ Committee, or other third parties; utilize net operating loss carryforwards and certain other tax attributes in the future; avoid the substantive consolidation of NNI’s assets and liabilities with those of one or more other U.S. Debtors; operate effectively, and in consultation with the Canadian Monitor, the Canadian creditors’ committee, the U.S. Creditors’ Committee, the U.S. Principal Officer, and work effectively with the U.K. Administrators and French Administrator in their respective administration of the EMEA businesses subject to the Creditor Protection Proceedings; continue as a going concern; actively and adequately communicate on and respond to events, media and rumors associated with the Creditor Protection Proceedings; retain and incentivize key employees as may be needed; retain, or if necessary, obtain court orders or approvals with respect to motions filed from time to time; resolve claims made against Nortel in connection with the Creditor Protection Proceedings for amounts not exceeding Nortel’s recorded liabilities subject to compromise; prevent third parties from obtaining court orders or approvals that are contrary to Nortel’s interests; and (b) risks and uncertainties associated with: limitations on actions against any Debtor during the Creditor Protection Proceedings; the values, if any, that will be prescribed pursuant to any court approved plan to outstanding Nortel securities and, in particular, that Nortel does not expect that any value will be prescribed to the NNC common shares or the NNL preferred shares in any such plan; the delisting of NNC common shares from the NYSE; the delisting of NNC common shares and NNL preferred shares from the TSX and; any cease trade orders that are expected to be issued by Canadian Securities Administers to prohibit trading in securities of NNC and NNL following the third quarter filing deadlines applicable to NNC and NNL’s quarterly reporting obligations under Canadian securities laws; and (ii) risks and uncertainties relating to Nortel’s remaining restructuring work including fluctuations in foreign currency exchange rates; the sufficiency of workforce and cost reduction initiatives; any adverse legal judgments, fines, penalties or settlements related to any significant pending or future litigation actions; failure to maintain integrity of Nortel’s information systems; and Nortel’s potential inability to maintain an effective risk management strategy.

For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.